Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

               THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the May 27, 2005 but effective the 1st day of June, 2005 (the “Effective Date”) by and between Terax Energy, Inc. (the "Company") and J. William Rhea, IV (the "Executive").

               WHEREAS, the Company desires to employ the Executive in an executive capacity, and Executive desires to accept such employment, upon the terms, conditions and for the consideration hereinafter set forth.

               NOW THEREFORE, in consideration of theses premises and the mutual covenants and obligations contained herein, the Company and the Executive agree as follows:

               1.        Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to become an employee of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the "Employment Period").

               2.        Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall be employed as the senior officer of the Company, and hold the position of Chief Executive Officer of the Company, reporting only to the Board of Directors (the “Board”) of the Company. The Executive will also hold such additional positions as determined by the Board, provided such determination is consistent with the Company’s then current financial situation. In addition, at all times during the Employment Period the Company shall cause the Executive to be nominated to serve on the Board as full member thereof.

               (ii)        During the Employment Period, excluding any periods of vacation, sick leave and other time-off to which the Executive is entitled under this Agreement or applicable Company policies, the Executive agrees to devote substantially all of his attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities of the Executive, use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement during the Employment Period for the Executive, and the Executive is expressly permitted, to spend a reasonable amount of time during normal business hours of the Company (including out-of-town travel) (A) serving on or with corporate, civic or charitable boards, committees and groups, and (B) delivering lectures, accepting and fulfilling speaking engagements, teaching at educational institutions and seminars, and writing or publishing papers, articles or books, provided that such services are consistent with the interests of the Company and do not interfere with the Executive’s obligations to the Company hereunder.

               (iii)       During the Employment Period, except for out-of-town travel and meetings, the Executive's duties shall be performed primarily at the location of the Company’s principal corporate office which is to be located in Austin, Texas.

               (b)        Salary. During the Employment Period, the Executive shall receive an annual salary (the "Annual Salary"), which shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives, but no less frequently than monthly. The amount of the Annual Salary shall be Two Hundred and Seventy-Five Thousand United States Dollars ($275,000).

Terax Energy, Inc.	J. William Rhea, IV
Employment Agreement

               (c)        Bonuses. In addition to Annual Salary, the Executive may be awarded for each fiscal year of the Employment Period an annual bonus (the "Annual Bonus") of up Eighty-Two Thousand Five Hundred United States Dollars ($82,500) as determined either by: (i) the unanimous consent of the Board; or (ii) the consent of a majority of the Board and based upon the written recommendation of a professional compensation consultant as selected by the Board with due consideration being given to whether the Company has met the Performance Milestones as those terms are defined in the Management Stock Pool Agreement to be entered into between the Company and its senior management (such determination, by unanimous or majority consent, being referred to herein as the “Compensation Determination Method”). For greater certainly, the Executive must abstain from voting on any of the preceding resolutions. The Annual Bonus shall be determined and awarded each year within thirty (30) days of the filing of the Company’s Annual Report with the Securities and Exchange Commission.

               (d)        Election. The Executive may, in his sole discretion, elect (the “Bonus Election”) to be paid the Annual Bonus in cash or in shares of the Company’s Common Stock (or a combination thereof), provided that the Executive has given notice of the Bonus Election not less than ten (10) and not more that twenty (20) days after the date on which the Annual Bonus is determined and awarded. In the event that the Executive does not make any Bonus Election the Annual Bonus shall be paid in cash. The number of shares of the Company’s Common Stock to be issued to the Executive shall be equal to the amount of the Annual Bonus to be paid in Common Stock divided by seventy-five percent (75%) of the average closing price of the Company’s Common Stock (on the most senior exchange on which the Common Stock is quoted) for the thirty (30) day period prior to the receipt by the Company of notice of the Bonus Election.

               (e)        Benefits. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits and privileges under any benefit, welfare, savings and retirement, plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance, 401k and other plans and programs).

               (f)        Expenses. During the Employment Period the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses and costs incurred by the Executive in accordance with the Company’s standard policies, practices and procedures.

               (g)        Vacation. During the Employment Period the Executive shall be entitled to paid vacation (“Vacation”) each calendar year of twenty (20) days beginning with the year of the Effective Date.

               3.        Termination of Employment. (a) Death. The Executive’s employment shall terminate automatically upon the Death of the Executive during the Employment Period. For purposes of this Agreement, “Death” shall be deemed to have occurred on the date the Executive is certified to be dead by the government agency or person having competent jurisdiction over such certification, unless the Executive’s legal representative shall contest the certification through a court proceeding, in which case the court’s determination shall control.

               (b)        Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive or his legal representative (the "Disability Effective

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Employment Agreement

Date"), unless within the 30 days after such receipt, the Executive shall have begun performance of the Executive's duties. For purposes of this Agreement, “Disability” shall mean the Executive has discontinued performing his duties for 60 consecutive business days due to incapacity due to mental or physical illness.

               (c)        Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. "Cause" shall include:

               (i)        the Executive becoming charged with a felony offence;

               (ii)       the Board being presented with substantive evidence of drug, alcohol or substance abuse by the Executive; and

               (iii)      any breach by the Executive of his duties or obligations hereunder, provided that if such breach is “cureable” the Company shall be required to give the Executive notice of such breach and the Executive shall be required, within fourteen (14) days following delivery of such notice, to cure such breach or commence proceedings to cure such breach by appropriate performance and the breach must be cured without undue delay.

               For the purposes of this Section 3(b) a “cureable” breach shall not include any breach of this Agreement resulting from:

               (i)        fraud by the Executive against the Company;

               (ii)       a breach by the Executive of the provisions of Section 6 of this Agreement;

               (iii)      the intentional misappropriation of a corporate opportunity of the Company by the Executive for his direct or indirect personal benefit; or

               (iv)       willful or intentional failure to obey the instructions of the Board consistent with his duties hereunder.

               (d)        Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For the sole and exclusive purposes of this Agreement, "Good Reason" shall mean:

               (i)        the alteration or diminution of the Executive's position which results in a violation or diminution of the rights of the Executive under Section 2(a) of this Agreement, excluding any acts or omissions that are isolated, insubstantial or inadvertent and which are remedied by the Company promptly after receipt of notice thereof given by the Executive; or

               (ii)       any failure by the Company to pay the amounts required under or otherwise comply with any of the provisions of Sections 2(b), 2(c) or 2(f) of this Agreement (provided that the Company has sufficient funds available to make such payments), other than an isolated, insubstantial or inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

               (e)        Expiration. The Executive's employment shall terminate at the end of the Employment Period.

               (f)        Notice of Termination. Any termination of employment by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of

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this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any rights of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

               (g)        Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of Death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive's employment is terminated by reason of the expiration of the Employment Period, the Date of Termination shall be the last day of the Employment Period.

               4.        Obligations Upon Termination. (a) Good Reason; Other Than for Cause, Death, Disability or Expiration. If, during the Employment Period, the Company shall terminate the Executive's employment other than for: (i) Cause, (ii) Death, (iii) Disability, or (iv) the expiration of the Employment Period; or if the Executive shall terminate his employment for Good Reason, the Company shall pay to the Executive the following amounts:

               (i)        the sum of (1) the Annual Salary through the Date of Termination to the extent not theretofore paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and (3) the prorata amount of the Annual Salary applied to any accrued but unused Vacation days of the Executive through the Date of Termination; in each case to the extent not theretofore paid (the sum of the amounts described in the foregoing clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

               (ii)       the lesser of (X) the Annual Salary, prorated for a three (3) month period, and (Y) the amount of the Annual Salary from the Date of Termination to the end of the Employment Period (the “Severance Payment”), in both cases paid monthly over the period (the “Severance Period”) provided that, in the event that the Executive secures other employment or office during the Severance Period, the Executive agrees to remit to the Company the difference (if any) between the Severance Payment and the compensation received by the Executive from that other office or employment. Notwithstanding the preceding, the Executive agrees that, during the Severance Period, he will not, directly or indirectly, compete with the Company unless he notifies the Company of this fact, in which case the Company may cease to pay the Severance Payment to the Executive;

               (iii)      all unvested contributions to any savings, retirement or other plans or programs benefiting the Executive and/or his family shall immediately become 100% vested, and all such plans and programs applicable to the Executive shall be automatically amended and reformed as, and the Company shall take all actions which are, necessary, appropriate or reasonable to accommodate and give effect to this clause; and

               (iv)       to the extent applicable and not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits that have accrued or which are required

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to be paid or provided or which the Executive and/or his family is eligible to receive under Section 2(e) hereof, or any applicable plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such benefits shall be hereinafter referred to as the “Other Benefits”);

               (b)        Death or Disability. If the Executive's employment is terminated by reason of the Executive's Death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive's estate or legal representatives under this Agreement, except that (i) the Company shall pay all Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination, (ii) the Company shall timely pay and provide the Other Benefits to the extent applicable or theretofore unpaid.

               (c)        Cause or Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive resigns or voluntarily terminates his employment during the Employment Period, excluding a termination for Good Reason: (I) this Agreement shall terminate without further obligations to the Executive, except that the Company shall pay to the Executive the following amounts:

               (i)        the Accrued Obligations through the Date of Termination to the extent not theretofore paid; and

               (ii)        the Company shall timely pay and provide the Other Benefits to the extent applicable or theretofore unpaid.

               (d)        Change of Control. In the event of a Change of Control (as hereinafter defined), the Executive shall have the option (but not the obligation) to terminate this Agreement, and upon the exercise of such option by the Executive the Company shall pay to the Executive the following amounts:

               (i)        the Accrued Obligations through the date of the Change of Control to the extent not theretofore paid; and

               (ii)       an amount equal to the Annual Salary (the “Change of Control Payment”) paid monthly over the twelve month period following the Change of Control provided that, in the event that the Executive secures other employment or office during such twelve month period, the Executive agrees to remit to the Company the difference (if any) between the Change of Control Payment and the compensation received by the Executive from that other office or employment. Notwithstanding the preceding, the Executive agrees that, during such twelve month period, he will not, directly or indirectly, compete with the Company unless he notifies the Company of this fact, in which case the Company may cease to pay the Change of Control Payment to the Executive;

               (iii)      all unvested contributions to any savings, retirement or other plans or programs benefiting the Executive and/or his family shall immediately become 100% vested, and all such plans and programs applicable to the Executive shall be automatically amended and reformed as, and the Company shall take all actions which are, necessary, appropriate or reasonable to accommodate and give effect to this clause; and

               (iv)       to the extent applicable and not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits;

Terax Energy, Inc.	5	J. William Rhea, IV
Employment Agreement

       For the purposes of this Section 4(d), “Change of Control” means:

               (i)        The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with the following clause (ii); or

               (ii)       The approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries); or

               (iii)      The approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company, or (ii) the sale or other disposition of all or substantially all of the assets of the Company unless, following such sale or other disposition more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition.

               (e)        Expiration of the Employment Period. If the Executive's employment is terminated by reason of the expiration of the Employment Period, this Agreement shall terminate without further obligations to the Executive.

               5.        Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

               6.        Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or

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any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

               7.        Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s estate, heirs, beneficiaries and legal representatives.

               (b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               8.        Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement contains the complete and entire agreement between the parties hereto with respect to the matters contained herein, and may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives expressly written and executed for such purpose.

               (b)        All notices and other communications required hereunder to be in writing shall be given by two or more of the following methods: (i) hand delivery to the other party, (ii) commercial courier or mail service, or (iii) registered or certified US mail, return receipt requested, postage prepaid; and in the case of the Company shall be addressed to the Company’s Registered Agent and the Company’s Secretary at the Company’s principal corporate office, and in the case of the Executive shall be addressed to the Executive’s office at the Company and the Executive’s latest primary residence as identified in the records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications hereunder shall be effective, when delivered on a businesses day on the date of delivery, and when delivered on a day other than a business day on the next following business day.

               (c)       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (d)        The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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Employment Agreement

               IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the 1st day of June, 2005.

TERAX ENERGY, INC.

By:	/s/ Bill Chester	/s/ J. William Rhea, IV
	Bill Chester, President	J. William Rhea, IV

Execution Date: May 27, 2005

Terax Energy, Inc.	8	J. William Rhea, IV
Employment Agreement